EXHIBIT 99.1

COLCHESTER, VT… Green Mountain Power announced today that Steve Terry, 62, Senior Vice President for Corporate and Legal Affairs, will retire from the Company on Dec. 31, 2005, and it has hired Bob Rogan, 45, as its new Vice President for Public Affairs, effective Oct. 1, 2005.
    In making the announcement Green Mountain Power President and Chief Executive Officer Chris Dutton said he is "very pleased that a seasoned utility and public affairs professional like Bob Rogan will join our management team. He is well-versed in Vermont utility issues and the state's government and public affairs environment. He will contribute to our strongly-held management philosophy of serving our customers in an open and transparent way."
    Mr. Dutton said that Green Mountain Power’s Board of Directors formally elected Mr. Rogan as an officer earlier this week in anticipation of Mr. Terry's decision to retire from the Company at the end of the year after more than 20 years of service.
    Mr. Dutton also said that Mr. Terry played an instrumental role in the success that the Company has achieved in the last several years. "We have benefited so much from Steve's unique experience as a professional journalist, as principal legislative aide to U.S. Senator George Aiken and as a newspaper editor before he came to GMP. He applied that experience and his enormous knowledge of Vermont and its people to his leadership responsibility here. No one else could have accomplished what Steve did for GMP in presenting to the public and to public officials the changes we effected within the Company, transforming it into what we believe is a premier electric distribution company. On a personal level, I will be losing the day-to-day guidance and counsel from a dear and trusted friend. If Steve has to go, I can take comfort in knowing that Bob Rogan is joining our team equipped with considerable experience in dealing with public policy matters in the context of utility operations. We are thrilled to have him," Mr. Dutton said.
    Mr. Rogan said, “I am delighted to have the opportunity to return to the electric utility industry as a member of the Green Mountain Power team.  Chris Dutton and all GMP employees have worked hard over the last few years to transform this company into an efficient and customer-focused industry leader.  I look forward to working with them and their customers on the many challenges and opportunities that lie ahead.  Steve Terry is a tough act to follow.  He has been a valued mentor, colleague and friend and I wish him well in this next phase of his distinguished career."
    Mr. Terry said, "For more than 20 years, I have looked forward every day to coming to work at Green Mountain Power. I still do and will until the end of the year. But the time has come for me to do what I have always promised myself: to spend more time writing new books about Vermont's great historical figures and to continue my interest in Vermont public service. After careers in journalism and business I look forward to a third career. I leave knowing that the Company and its customers are in the good hands of Chris Dutton and his strong team with the addition of my colleague, Bob Rogan."
    Mr. Rogan served as Deputy Campaign Manager for Governor Howard Dean’s campaign for the Democratic nomination for President of the United States during 2003 to 2004. Before joining Gov. Dean’s campaign, he spent five years as Vice President for Public Affairs with Central Vermont Public Service. He had additional experience as Deputy Chief of Staff for Gov. Dean, Director of External Affairs for Florida’s Agency for Health Care Administration and served two US senators in a variety of roles.

For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.